Exhibit 10.3

PERFORMANCE-BASED RESTRICTED STOCK UNITS AGREEMENT

THIS PERFORMANCE-BASED RESTRICTED STOCK UNITS AGREEMENT (this “Agreement”) is made and effective as of the date specified in Schedule I hereto (the “Grant Date”), by and between the issuer specified in Schedule I hereto (the “Company”) and you.

The Company has adopted the incentive plan that governs the Performance-Based Restricted Stock Units specified in Schedule I hereto (as has been or may hereafter be amended, the “Plan”), a copy of which is attached via a link at the end of this online Agreement as Exhibit A and, by this reference, made a part hereof.  Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.

Pursuant to the Plan, the Plan Administrator has determined that it would be in the interest of the Company and its stockholders to grant you an Award of Performance-Based Restricted Stock Units, subject to the conditions and restrictions set forth in this Agreement and in the Plan, in order to provide you with additional remuneration for services rendered, to encourage you to remain in the service or employ of the Company or its Subsidiaries and to increase your personal interest in the continued success and progress of the Company.

The Company and you therefore agree as follows:

1.Definitions.  The following terms, when used in this Agreement, have the following meanings, except as otherwise defined in Schedule I hereto:

“Agreement” has the meaning specified in the preamble to this Agreement.

“Cause” has the meaning specified as “cause” in Section 10.2(b) of the Plan.

“Certification Date” has the meaning specified in Section 3(a) (Vesting; Certification).

“Close of Business” means, on any day, 4:00 p.m., New York, New York time.

“Common Stock” has the meaning specified in Schedule I hereto.

“Company” has the meaning specified in the preamble to this Agreement.

“Confidential Information” has the meaning specified in Section 9 (Confidential Information).

“Disability” has the meaning specified as “Disability” in Section 2.1 of the Plan.

“Employment Termination Date” means the date of termination of your employment with the Company or a Subsidiary, as applicable.

“Forfeitable Benefits” has the meaning specified in Section 28 (Forfeiture for Misconduct and Repayment of Certain Amounts).

“Grant Date” has the meaning specified in the preamble to this Agreement.

“Misstatement Period” has the meaning specified in Section 28 (Forfeiture for Misconduct and Repayment of Certain Amounts).

“Performance Period” has the meaning specified in Schedule I hereto.

“Plan” has the meaning specified in the preamble to this Agreement.

“Plan Administrator” has the meaning specified in Section 12 (Plan Administrator).

“Required Withholding Amount” has the meaning specified in Section 6 (Mandatory Withholding for Taxes).

“Restricted Stock Units” has the meaning specified in Section 2 (Award).

“RSU Dividend Equivalents” has the meaning specified in Section 5 (Dividend Equivalents).

“Section 409A” has the meaning specified in Section 27 (Code Section 409A).

2.Award.  In consideration of your covenants and promises herein, the Company hereby awards to you as of the Grant Date an Award of the number and type of performance-based Restricted Stock Units authorized by the Plan Administrator and set forth in the notice of online grant delivered to you pursuant to the Company’s online grant and administration program (the “Restricted Stock Units”), each representing the right to receive one share of the type of Common Stock specified in such notice of online grant, subject to the conditions and restrictions set forth in this Agreement and in the Plan.
3.  Vesting.  Unless otherwise determined by the Plan Administrator in its sole discretion, the Restricted Stock Units will vest in accordance with this Section 3, except as otherwise specified in Schedule I hereto.
(a)Certification. After the end of the Performance Period but prior to March 15 of the calendar year following the Performance Period, (i) the Plan Administrator will certify the number and type of Restricted Stock Units that will vest (the date as of which such certification is made, the “Certification Date”) based on the Plan Administrator’s assessment in its sole discretion (after input from the Company’s Chairman of the Board or Chief Executive Officer, as applicable) of your satisfaction of such discretionary performance objectives for the Performance Period as may be deemed relevant by the Plan Administrator, including the Plan Administrator’s exercise of any discretion, and (ii) the Plan Administrator will specify the vesting date of such Restricted Stock Units, which vesting date will be not later than March 15 of the calendar year following the Performance Period.
(b)Unvested Restricted Stock Units. Any Restricted Stock Units that do not vest pursuant to Section 3(a) will automatically be forfeited as of the Close of Business on the Certification Date.
(c)Continuous Employment.  Notwithstanding the foregoing, you will not vest, pursuant to this Section 3, in Restricted Stock Units in which you would otherwise vest as of a given date if you have not been continuously employed by the Company or a Subsidiary from the Grant Date through such date (the vesting or forfeiture of such Restricted Stock Units to be governed instead by Section 3(d) below).
(d)Early Vesting or Forfeiture. Notwithstanding the foregoing, unless otherwise determined by the Plan Administrator in its sole discretion or except as otherwise specified in Schedule I hereto:

(i)Termination for any Reason Other than Termination without Cause after the Performance Period, Disability, Death, or for Cause.  All unvested Restricted Stock Units will be forfeited on the Employment Termination Date if your employment terminates prior to the Certification Date for any reason other than (I) by the Company or a Subsidiary, as applicable, without Cause after the end of the Performance Period, (II) by reason of your Disability (when Cause does not then exist) or your death, or (III) for Cause.
(ii)Termination without Cause after the end of the Performance Period. If your employment is terminated by the Company or a Subsidiary, as applicable, without Cause on or after the last day of the Performance Period, but prior to the Certification Date, the Restricted Stock Units will remain outstanding until the Certification Date and will thereafter vest in accordance with Section 3(a) as if you had remained continuously employed by the Company or its Subsidiaries from the Grant Date through the Certification Date to the extent the Plan Administrator certifies they have vested in accordance with such Section.
(iii) Disability and Death. All unvested Restricted Stock Units will vest on the Employment Termination Date if (i) your employment terminates prior to the Certification Date by reason of your Disability (when Cause does not then exist) or (ii) you die prior to the Certification Date while employed by the Company or a Subsidiary.
(iv)Termination for Cause.  All unvested Restricted Stock Units will be forfeited on the Employment Termination Date if your employment with the Company or a Subsidiary is terminated for Cause.
(v)Approved Transaction, Board Change or Control Purchase.  The Restricted Stock Units may become vested in accordance with Section 10.1(b) of the Plan in the event of an Approved Transaction, Board Change or Control Purchase following the Grant Date.
(e)Miscellaneous.
(i)Qualifying Service. For purposes of this Agreement, continuous employment means the absence of any interruption or termination of employment or service as an employee, officer or consultant of or to the Company or a Subsidiary, as applicable, and references to termination of employment (or similar references) shall include termination of employment or service as an employee, officer or consultant of or to the Company or a Subsidiary, as applicable. Unless the Plan Administrator otherwise determines in its sole discretion, a change of your employment or service from the Company to a Subsidiary or from a Subsidiary to the Company or another Subsidiary will not be considered a termination of your employment for purposes of this Agreement if such change of employment or service is made at the request or with the express consent of the Company.  Unless the Plan Administrator otherwise determines in its sole discretion, however, any such change of employment or service that is not made at the request or with the express consent of the Company will be a termination of your employment within the meaning of this Agreement.

(ii)Forfeiture. Upon forfeiture of any unvested Restricted Stock Units, such Restricted Stock Units and any related unpaid RSU Dividend Equivalents will be immediately cancelled, and you will cease to have any rights with respect thereto.
4.No Stockholder Rights.  You will not be deemed for any purpose to be, or to have any of the rights of, a stockholder of the Company with respect to shares of Common Stock represented by any Restricted Stock Units unless and until such time as shares of Common Stock represented by vested Restricted Stock Units have been delivered in accordance with Section 7 (Settlement and Delivery by the Company), nor will the existence of this Agreement affect in any way the right or power of the Company or its stockholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 10.16 of the Plan.
5.Dividend Equivalents.  To the extent specified by the Plan Administrator only, an amount equal to all dividends and other distributions (or the economic equivalent thereof) (in each case, as determined by the Plan Administrator in its sole discretion) that would have been paid on a like number and type of shares of Common Stock as the shares represented by the Restricted Stock Units if such shares had been issued to you when such dividends or other distributions were made (“RSU Dividend Equivalents”) will, if so specified by the Plan Administrator, be retained by the Company for your account and will, unless otherwise specified by the Plan Administrator, be subject to the same conditions, restrictions, and performance objectives, including the timing of vesting and delivery, applicable to the Restricted Stock Units to which they relate; provided, however, that the Plan Administrator may, in its sole discretion, accelerate the vesting of any portion of the RSU Dividend Equivalent and the settlement thereof shall be made as soon as administratively practicable after the accelerated vesting date, but in no event later than March 15 of the calendar year following the year in which such accelerated vesting date occurs.  RSU Dividend Equivalents shall not bear interest or be segregated in a separate account.  For the avoidance of doubt, unless otherwise determined by the Plan Administrator in its sole discretion, you will have no right to receive, or otherwise with respect to, any RSU Dividend Equivalents until such time, if ever, as the Restricted Stock Units with respect to which such RSU Dividend Equivalents relate shall have become vested, and, if vesting does not occur, the related RSU Dividend Equivalents will be forfeited at the same time the Restricted Stock Units with respect to which such RSU Dividend Equivalents relate are forfeited.
6.Mandatory Withholding for Taxes.  To the extent that the Company or any Subsidiary of the Company is subject to withholding tax requirements under or in respect of any national, federal, state and other local or governmental taxes or social security costs and charges or similar contributions (wheresoever arising) with respect to the Award of the Restricted Stock Units or the vesting thereof, or the designation of any RSU Dividend Equivalents as payable or distributable or the payment or distribution thereof, you must make arrangements satisfactory to the Company to make payment to the Company or its designee of the amount required to be withheld under such tax laws, as determined by the Company (collectively, the “Required Withholding Amount”).  To the extent such withholding is required because some or all of the Restricted Stock Units and any related RSU Dividend Equivalents vest, you acknowledge and agree that the Company shall withhold (a) from the shares of Common Stock represented by vested Restricted Stock Units and otherwise deliverable to you a number of shares of the applicable type of Common Stock and/or (b) from any related RSU Dividend Equivalents otherwise deliverable to you an amount of such RSU Dividend Equivalents, which collectively have a value (or, in the case of securities withheld, a Fair Market Value) equal to the Required Withholding Amount, unless you remit the Required Withholding Amount to the Company or its designee in cash in such form and by such time as the Company may require or other provisions for withholding such amount satisfactory to the Company have been made.  Notwithstanding any other provisions of this Agreement, the delivery of any shares of Common Stock represented by vested Restricted Stock Units and any related RSU Dividend Equivalents may be postponed until any required withholding taxes have been paid to the Company.  For the avoidance of doubt, the Company may allow for tax withholding in respect of the vesting of the Restricted Stock Units and any related RSU Dividend Equivalents up to the maximum withholding rate applicable to you.
7.Settlement and Delivery by the Company.  Subject to Section 6 hereof (Mandatory Withholding for Taxes), Section 11 hereof (Right of Offset), and Section 16 hereof (Amendment), and except as otherwise provided herein, shares of Common Stock will be delivered in respect of vested Restricted Stock Units (if any) as soon as practicable after the vesting of the Restricted Stock Units as described herein (but no later than March 15 of the calendar year following the year in which such vesting occurs).  Unless otherwise determined by the Plan Administrator, the Company will (a) cause to be issued and transferred to a brokerage account, or registered through the Company’s stock transfer agent for your benefit, book-entry transfers registered in your name for that number and type of shares of Common Stock represented by such vested Restricted Stock Units and any securities representing related vested unpaid RSU Dividend Equivalents, and (b) cause to be delivered to you any cash payment representing related vested unpaid RSU Dividend Equivalents.  Any delivery of securities will be deemed effected for all purposes when (i) in the case of a book-entry transfer, at the time the Company’s stock transfer agent initiates the transfer of such securities to a brokerage account through the Company’s stock transfer agent for your benefit or (ii) the Plan Administrator has made or caused to be made such other arrangements for the delivery of such securities as the Plan Administrator deems reasonable.  Any cash payment will be deemed effected when (I) a check from the Company, payable to you in the amount equal to the amount of the cash payment, has been delivered personally to or at your direction or deposited in the United States mail, addressed to you, (II) an amount equal to the amount of the cash payment has been processed through the direct deposit or normal Company payroll processes for your benefit or (III) the Plan Administrator has made or caused to be made such other arrangements for delivery of such cash amount as the Plan Administrator deems reasonable.  Shares representing Restricted Stock Units that have vested may be registered only to you (or during your lifetime, to your court appointed legal representative) or to a person to whom the Restricted Stock Units have been transferred in accordance with Section 10.6 of the Plan and Section 8 below (Nontransferability).

8.Nontransferability.  Restricted Stock Units and any related unpaid RSU Dividend Equivalents are not transferable (either voluntarily or involuntarily), before or after your death, except as follows: (a) during your lifetime, pursuant to a Domestic Relations Order, issued by a court of competent jurisdiction, that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the Plan Administrator; or (b) after your death, by will or pursuant to the applicable laws of descent and distribution, as may be the case.  Any person to whom Restricted Stock Units and any related unpaid RSU Dividend Equivalents are transferred in accordance with the provisions of the preceding sentence shall take such Restricted Stock Units and any related unpaid RSU Dividend Equivalents subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions of this Agreement will continue to be applied with respect to you.  Restricted Stock Units that have vested may be registered only to you (or during your lifetime, to your court appointed legal representative) or to a person to whom the Restricted Stock Units have been transferred in accordance with this Section 8 and Section 10.6 of the Plan.

9.Confidential Information.  During your employment or service with the Company or a Subsidiary, you will acquire, receive, and/or develop Confidential Information (as defined below) in the course of performing your job duties or services. You will not, during or after your employment or service with the Company or a Subsidiary, without the prior express written consent of the Company, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information to any person, firm, partnership, corporation, trust or any other entity or third party other than when required to do so in good faith to perform your duties and responsibilities to the Company and provided that nothing herein shall be interpreted as preventing you from (a) doing so when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, (b) doing so when necessary to prosecute your rights against the Company or its Subsidiaries or to defend yourself against any allegations, or (c) communicating with, filing a charge with, reporting possible violations of federal law or regulation to, or participating in an investigation or proceeding conducted by, a government agency, including providing documents or other information to such agency without notice to the Company.  You will also proffer to the Company, any time upon request by the Company or upon termination, to be provided no later than the effective date of any termination of your employment or engagement with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in your actual or constructive possession or which are subject to your control at such time (other than contracts between you and the Company, pay stubs, benefits information, and copies of documents or information that you require in order to prepare your taxes).  At the time of termination or otherwise upon request by the Company, you agree to permanently delete Confidential Information from all of your personal electronic devices and provide certification to the Company that you are in compliance with this sentence.  For purposes of this Agreement, “Confidential Information” will mean all information respecting the business and activities of the Company or any Subsidiary, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies of the Company or any Subsidiary.  Notwithstanding the immediately preceding sentence, Confidential Information will not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of your breach of any of your obligations under this Section 9).  If you are in breach of any of the provisions of this Section 9 or if any such breach is threatened by you, in addition to and without limiting or waiving any other rights or remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Section 9.  You agree that there is no adequate remedy at law for any such breach or threatened breach and, if any action or proceeding is brought seeking injunctive relief, you will not use as a defense thereto that there is an adequate remedy at law.

Notwithstanding any other provisions of this Agreement, pursuant to 18 USC § 1833(b), an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) solely for the purpose of reporting or investigating a suspected violation of law and in confidence to a federal, state, or local government official (either directly or indirectly) or to an attorney; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in a court proceeding, so long as the individual (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. And further, nothing herein shall limit your ability to (i) provide truthful information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which you reasonably believes constitutes a violation of 18 U.S.C. sections 1341, 1343,

1344, or 1348, any rule or regulation of the Securities and Exchange Commission, or any provision of Federal law relating to fraud against shareholders, when the information or assistance is provided to or the investigation is conducted by a Federal regulatory or law enforcement agency, any Member of Congress or any committee of Congress, or a person with supervisory authority over you (or such other employee who has the authority to investigate, discover, or terminate misconduct); or (ii) file, cause to be filed, testify, participate in, or otherwise assist in a proceeding filed or about to be filed relating to an alleged violation of any of the foregoing.

10.Adjustments. The Restricted Stock Units and any related unpaid RSU Dividend Equivalents will be subject to adjustment pursuant to Section 4.2 of the Plan in such manner as the Plan Administrator, in its sole discretion, deems equitable and appropriate in connection with the occurrence of any of the events described in Section 4.2 of the Plan following the Grant Date.
11.Right of Offset.  You hereby agree that the Company shall have the right to offset against its obligation to deliver shares of Common Stock, cash or other property under this Agreement to the extent that it does not constitute “non-qualified deferred compensation” pursuant to Section 409A, any outstanding amounts of whatever nature that you then owe to the Company or a Subsidiary.
12.Plan Administrator.  For purposes of this Agreement, the term “Plan Administrator” means the Compensation Committee of the Board of Directors of the Company or any different committee appointed by the Board of Directors as described more fully in Section 3.1 of the Plan.
13.Restrictions Imposed by Law.  Without limiting the generality of Section 10.8 of the Plan, the Company shall not be obligated to deliver any shares of Common Stock represented by vested Restricted Stock Units or securities constituting any unpaid RSU Dividend Equivalents if counsel to the Company determines that the issuance or delivery thereof would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of Common Stock or such other securities are listed or quoted.  The Company will in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock represented by vested Restricted Stock Units or securities constituting any unpaid RSU Dividend Equivalents to comply with any such law, rule, regulation, or agreement.  Any certificates representing any such securities issued or delivered under this Agreement may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws.
14.Tax Representations.  You hereby acknowledge that the Company has advised you that you should consult with your own tax advisors regarding the national, federal, state and other local or governmental tax consequences or social security costs and charges or similar contributions (wheresoever arising) of receiving the Award. You hereby represent to the Company that you are not relying on any statements or representations of the Company, its Affiliates or any of their respective agents with respect to the national, federal, state and other local or governmental tax consequences or social security costs and charges or similar contributions (wheresoever arising) of receiving the Award. If, in connection with the Award, the Company is required to withhold any amounts by reason of any national, federal, state and other local or governmental tax or social security costs and charges or similar contributions (wheresoever arising), such withholding shall be effected in accordance with Section 10.9 of the Plan and Section 5 (Mandatory Withholding for Taxes).
15.Notice.  Unless the Company notifies you in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the address specified for the Company in Schedule I hereto.  Any notice or other communication to you with respect to this Agreement will be provided to you electronically pursuant to the online grant and administration program or via email, unless the Company elects to notify you  in writing, which will be delivered personally, or will be sent by first class mail, postage prepaid, to your address as listed in the records of the Company or any Subsidiary of the Company on the Grant Date, unless the Company has received written notification from you of a change of address.
16.Amendment.  Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Plan Administrator as contemplated by Section 10.7(b) of the Plan.  Without limiting the generality of the foregoing, without your consent:
(a)this Agreement may be amended or supplemented from time to time as approved by the Plan Administrator (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for your benefit or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders, and provided, in each case, that such changes or corrections will not adversely affect your rights with respect to the Award evidenced hereby (other than if immaterial), (iii) to reform the Award made hereunder as contemplated by Section 10.17 of the Plan or to exempt the Award made hereunder from coverage under Code Section 409A, or (iv) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and
(b)subject to any required action by the Board of Directors or the stockholders of the Company, the Restricted Stock Units granted under this Agreement may be canceled by the Plan Administrator and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Restricted Stock Units (other than if immaterial) to the extent then vested.
17.Employment.  Nothing contained in the Plan or this Agreement, and no action of the Company or the Plan Administrator with respect thereto, will confer or be construed to confer on you any right to continue in the employ or service of the Company or any Subsidiary or interfere in any way with the right of the Company or any employing Subsidiary to terminate your employment or service at any time, with or without Cause, subject to the provisions of any employment or consulting agreement between you and the Company or any Subsidiary.
18.Nonalienation of Benefits.  Except as provided in Section 8 (Nontransferability) and Section 11 (Right of Offset), (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be subjected to or liable for the debts, contracts, liabilities or torts of you or other person entitled to such benefits.
19.No Effect on Other Benefits.  Any payments made pursuant to this Agreement will not be counted as compensation for purposes of any other employee benefit plan, program or agreement sponsored, maintained or contributed to by the Company or a Subsidiary unless expressly provided for in such employee benefit plan, program, agreement, or arrangement.
20.Governing Law; Venue.  This Agreement will be governed by, and construed in accordance with, the internal laws of the State designated in Section 10.13 of the Plan.  Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado and in the State of Delaware in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.
21.Waiver.  No waiver by the Company at any time of any breach by you of, or compliance with, any term or condition of this Agreement or the Plan to be performed by you shall be deemed a waiver of the same term or condition, or of any similar or any dissimilar term or condition, whether at the same time or at any prior or subsequent time.
22.Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.
23.Construction.  References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules attached hereto, including the Plan.  All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise.  The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense.  All decisions of the Plan Administrator upon questions regarding the Plan or this Agreement will be conclusive.  Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control.  The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
24.Rules by Plan Administrator.  The Plan Administrator, in its discretion and as contemplated by Section 3.3 of the Plan, may adopt rules and regulations it deems consistent with the terms of the Plan and as necessary or advisable in its operation and administration of the Plan and this Award.  You acknowledge and agree that your rights and the obligations of the Company hereunder will be subject to any further conditions and such reasonable rules and regulations as the Plan Administrator may adopt from time to time.
25.Entire Agreement.  This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and you regarding the Award.  You and the Company hereby declare and represent that no promise or agreement not expressed herein has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between you and the Company regarding the Award.  Subject to the restrictions set forth in Sections 8 (Nontransferability) and 18 (Nonalienation of Benefits), this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
26.Acknowledgment.  You will signify acceptance of the terms and conditions of this Agreement by acknowledging the acceptance of this Agreement via the procedures described in the online grant and administration program utilized by the Company.  By your electronic acknowledgment of the Restricted Stock Units, you are acknowledging the terms and conditions of the Award set forth in this Agreement as though you and the Company had signed an original copy of the Agreement.
27.Code Section 409A.  The Awards made hereunder are intended to be “short-term deferrals” exempt from Section 409A and this Agreement shall be interpreted and administered accordingly. Notwithstanding the foregoing, to the extent that Section 409A of the Code or the related regulations and Treasury pronouncements (“Section 409A”) are applicable to you in connection with the Award, this Award is subject to the provisions of Section 10.17 of the Plan regarding Section 409A and each payment under this Agreement shall be treated as a separate payment under Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the Award or the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Award or the Plan.  If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its Affiliates shall have any liability for any tax, penalty or interest imposed on you by Section 409A, and you shall have no recourse against the Company or any of its Affiliate for payment of any such tax, penalty or interest imposed by Section 409A.
28.Forfeiture for Misconduct and Repayment of Certain Amounts.  If (a) a material restatement of any financial statement of the Company (including any consolidated financial statement of the Company and its consolidated Subsidiaries) is required and (b) in the reasonable judgment of the Plan Administrator, (i) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (ii) such noncompliance is a result of misconduct on your part, you will repay to the Company Forfeitable Benefits you received during the Misstatement Period in such amount as the Plan Administrator may reasonably determine, taking into account, in addition to any other factors deemed relevant by the Plan Administrator, the extent to which the market value of Common Stock during the Misstatement Period was affected by the error(s) giving rise to the need for such restatement.  “Forfeitable Benefits” means (A) any and all cash and/or shares of Common Stock you received (I) upon the exercise during the Misstatement Period of any Options and SARs you held or (II) upon the payment during the Misstatement Period of any Cash Award or Performance Award you held, the value of which is determined in whole or in part with reference to the value of Common Stock, and (B) any proceeds you received from the sale, exchange, transfer or other disposition during the Misstatement Period of any shares of Common Stock you received upon the exercise, vesting or payment during the Misstatement Period of any Award you held.  By way of clarification, “Forfeitable Benefits” will not include any shares of Common Stock you received upon vesting of any Restricted Stock Units during the Misstatement Period that are not sold, exchanged, transferred or otherwise disposed of during the Misstatement Period. “Misstatement Period” means the 12-month period beginning on the date of the first public issuance or the filing with the Securities and Exchange Commission, whichever occurs earlier, of the financial statement requiring restatement.  Further, in the event that the Plan Administrator, in its reasonable judgment, determines that you breached Section 9 (Confidential Information) or any other non-competition or non-solicitation provisions included in this Agreement, the Plan Administrator may require you to forfeit, return or repay to the Company (X) all or any portion of the Restricted Stock Units, and any and all rights with respect to any such Restricted Stock Units (including any related RSU Dividend Equivalents), (Y) any shares of Common Stock or cash received upon the settlement of any Restricted Stock Units (and any related RSU Dividend Equivalents) during the 12-month period prior to such breach or any time after such breach occurs and (Z) any proceeds realized on the sale of any shares of Common Stock received upon the settlement of any Restricted Stock Units (and any related RSU Dividend Equivalents) during the 12-month period prior to such breach or any time after such breach occurs.  For the avoidance of doubt, any such forfeiture, return or repayment will not limit, restrict or otherwise affect your continuing obligations under Section 9 (Confidential Information) or any other non-competition or non-solicitation provisions included in this

Agreement, or the Company’s right to seek injunctive relief or any other relief in the event of your breach of Section 9 (Confidential Information) or any other non-competition or non-solicitation provisions included in this Agreement.
29.Changes to Forfeiture Provisions and Policies.  Please note Section 28 (Forfeiture for Misconduct and Repayment of Certain Amounts), which reflects an important policy of the Company. The Plan Administrator has determined that Awards made under the Plan (including the Award represented by this Agreement) are subject to forfeiture and recoupment in certain circumstances. By accepting this Award, you agree that the Plan Administrator may change the Forfeiture section of any or all of the grant agreements (including this Agreement) from time to time without your further consent to reflect changes in law, government regulation, stock exchange listing requirements or Company policy.
30.Additional Conditions and Restrictions.  You may be subject to additional conditions and restrictions.  If a Schedule II is attached hereto, the additional conditions and restrictions specified therein are considered part of this Agreement.
31.Administrative Blackouts.  In addition to its other powers under the Plan, the Plan Administrator has the authority to suspend any transactions under the Plan as it deems necessary or appropriate for administrative reasons.
32.Stock Ownership Guidelines.  This Award may be subject to any applicable stock ownership guidelines adopted by the Company, as amended or superseded from time to time.
33.Company Information.  You can access the Company’s most recent annual, quarterly and current reports as filed with the Securities and Exchange Commission on the Company’s website specified in Schedule I hereto.  Please refer to these reports as well as the Company’s future filings with the Securities and Exchange Commission (also available on the Company’s website) for important information regarding the Company and its Common Stock.

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Schedule I

to

Performance-Based Restricted Stock Units Agreement

[Insert Grant Code]

Grant Date:	August 21, 2025
Issuer/Company:	GCI Liberty, Inc., a Nevada corporation
Plan:	GCI Liberty, Inc. 2025 Omnibus Incentive Plan, as amended from time to time
Common Stock:	GCI Liberty, Inc. Series C Common Stock
Performance Period:	The period that began on January 1, 2025 and ends on December 31, 2025
Performance Objectives:

The performance objectives established with respect to the vesting of the Restricted Stock Units pursuant to the 2025 Performance Equity Program approved by the Committee on August 21, 2025, the material terms of which have been provided to you

Overriding Definitions:	For purposes of this Agreement, notwithstanding Section 1 of this Agreement: “Cause” has the meaning specified in the Employment Agreement.
Additional Definitions:

For purposes of this Agreement:

“Employment Agreement” means the Amended and Restated Executive Employment Agreement between you and the Company, effective as of July 15, 2025, as the same may be amended from time to time.

“Good Reason” has the meaning specified in the Employment Agreement.

“Protected Termination” means a termination of your employment by the Company without Cause or by you for Good Reason in accordance with the terms of the Employment Agreement.

“Release Condition” means your execution of, and delivery to the Company in accordance with the notice requirements of the Employment Agreement, a general release agreement in a form satisfactory to the Company and such release becoming irrevocable in accordance with its terms, in each case, no later than 55 days following the Employment Termination Date.

Vesting Terms upon Protected Termination prior to end of Performance Period:

Notwithstanding Section 3(d)(i) of the Agreement, if your employment with the Company or its Subsidiaries terminates prior to the end of the Performance Period pursuant to a Protected Termination, and the Release Condition is timely met, the Restricted Stock Units will remain outstanding until the Certification Date and will thereafter vest in accordance with Section 3(a) to the extent the Plan Administrator certifies they have vested in accordance with such Section and (x) the Plan Administrator will determine the number of Restricted Stock Units that would have vested pursuant to the preceding sentence if you had remained actively employed with the Company or its Subsidiaries through the last day of the Performance Period (the number that would have so vested, the “Qualifying Restricted Stock Units”) and (y) you will vest as of the Certification Date in a pro rata portion of the Qualifying Restricted Stock Units based on the number of days you were employed during the Performance Period, all as determined by the Plan Administrator in its sole discretion.  For the avoidance of doubt, the Annual Target Equity IC (as such term is defined in the Employment Agreement) will not be included in the calculation of the amount described in Section 5.2.2.(b) of the Employment Agreement if your employment is terminated pursuant to a Protected Termination during the Performance Period.

Vesting Terms upon Protected Termination after the end of the Performance Period:

Notwithstanding Section 3(d)(ii) of the Agreement, if you remain employed with the Company or a Subsidiary until the last day of the Performance Period, and your employment is then terminated by the Company or a Subsidiary, as applicable, pursuant to a Protected Termination on or after the last day of the Performance Period, but prior to the Certification Date, the Restricted Stock Units will remain outstanding until the Certification Date and will thereafter vest in accordance with Section 3 as if you had remained actively employed with the Company or its Subsidiaries from the Grant Date through the Certification Date to the extent the Plan Administrator certifies they have vested in accordance with such Section.

Company Notice Address:	GCI Liberty, Inc. 12300 Liberty Boulevard Englewood, Colorado 80112 Attn: Chief Legal Officer and Chief Administrative Officer
Company Website:	www.gciliberty.com
Plan Access:	You can access the Plan via the link at the end of the Agreement or by contacting GCI Liberty, Inc.’s Legal Department.